Exhibit 99.1

News Release

PartnerRe Completes Acquisition of PARIS RE

PEMBROKE, Bermuda, December 7, 2009 -- PartnerRe Ltd. (NYSE, Euronext:PRE) today announced that it completed its acquisition of 100% of the outstanding common shares of PARIS RE Holdings Limited (“PARIS RE”), following the approval by PARIS RE’s shareholders today of the previously announced merger, governed by Swiss law, of PARIS RE into a wholly-owned subsidiary of PartnerRe.

As a result of the successful merger vote and completion of the merger, each remaining PARIS RE common share not already owned by PartnerRe has been exchanged into the right to receive 0.3018 PartnerRe common shares. This is the same exchange ratio of 0.30 PartnerRe common shares for each PARIS RE common share offered to PARIS RE common shareholders in prior purchases, as adjusted for the payment of PartnerRe’s dividend to its common shares on December 1, 2009 in accordance with the terms of the Transaction Agreement dated July 4, 2009, as amended.

PartnerRe continues to move forward with the integration of PARIS RE into PartnerRe. As previously announced, the two companies will separately renew their respective books of business at January 1, 2010.

Earlier, PartnerRe announced its successful cross-listing on NYSE Euronext Paris, effective today. This cross-listing provides investors with a Euro-denominated, European-listed trading platform, in addition to PartnerRe’s U.S. Dollar listing on NYSE.

___________________________________________________

PartnerRe is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company through its wholly owned subsidiaries also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2008, total revenues were $4.0 billion. Pro-forma combined capital, which PartnerRe defines as total shareholders’ equity, long-term debt, senior notes and capital efficient notes, at June 30, 2009, reflecting the acquisition of PARIS RE, was $7.2 billion and total assets were $23.5 billion. At September 30, 2009, prior to the recognition of the full acquisition of PARIS RE, PartnerRe capital was $5.8 billion and total assets were $17.8 billion.

PartnerRe on the Internet: www.partnerre.com

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House South	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Bermuda HM 08

Contacts:	PartnerRe Ltd.	Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Jane Simmons
Media Contact: Celia Powell